Exhibit 99.2
Liberty Property Trust
Statement of Funds From Operations
December 31, 2008
(Unaudited and in thousands, except per share amounts)

	Quarter Ended				Year Ended
	December 31, 2008		December 31, 2007		December 31, 2008		December 31, 2007
		Per		Per		Per		Per
		Weighted		Weighted		Weighted		Weighted
		Average		Average		Average		Average
	Dollars	Share	Dollars	Share	Dollars	Share	Dollars	Share

Reconciliation of net income to FFO — basic:
Basic — income available to common shareholders	$51,798	$0.53	$35,532	$0.39	$151,942	$1.62	$164,831	$1.81

Adjustments:
Depreciation and amortization of unconsolidated joint ventures	4,027		3,675		16,235		6,494
Depreciation and amortization	42,597		44,129		173,400		162,833
Gain on property dispositions	(19,662)		(9,260)		(34,336)		(36,498)
Minority interest share in addback for depreciation and amortization and gain on property dispositions	(1,068)		(1,688)		(6,606)		(5,820)

Funds from operations available to common shareholders — basic	$77,692	$0.80	$72,388	$0.79	$300,635	$3.21	$291,840	$3.20

Reconciliation of net income to FFO — diluted:
Diluted — income available to common shareholders	$51,798	$0.53	$35,532	$0.39	$151,942	$1.62	$164,831	$1.80

Adjustments:
Depreciation and amortization of unconsolidated joint ventures	4,027		3,675		16,235		6,494
Depreciation and amortization	42,597		44,129		173,400		162,833
Gain on property dispositions	(19,662)		(9,260)		(34,336)		(36,498)
Minority interest excluding preferred unit distributions	2,143		1,629		6,669		7,556

Funds from operations available to common shareholders — diluted	$80,903	$0.80	$75,705	$0.79	$313,910	$3.20	$305,216	$3.18

Reconciliation of weighted average shares:
Weighted average common shares — all basic calculations	97,493		91,206		93,624		91,185
Dilutive shares for long term compensation plans	—		289		180		618

Diluted shares for net income calculations	97,493		91,495		93,804		91,803
Weighted average common units	4,189		4,190		4,190		4,190

Diluted shares for funds from operations calculations	101,682		95,685		97,994		95,993

The Company believes that the calculation of Funds from operations is helpful to investors and management as it is a measure of the Company’s operating performance that excludes depreciation and amortization and gains and losses from property dispositions. As a result, year over year comparison of Funds from operations reflects the impact on operations from trends in occupancy rates, rental rates, operating costs, development activities, general and administrative expenses, and interest costs, providing perspective not immediately apparent from net income. In addition, management believes that Funds from operations provides useful information to the investment community about the Company’s financial performance when compared to other REITs since Funds from operations is generally recognized as the standard for reporting the operating performance of a REIT. Funds from operations available to common shareholders is defined by NAREIT as net income (computed in accordance with generally accepted accounting principles (“GAAP”)), excluding gains (or losses) from sales of property, plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. Funds from operations available to common shareholders does not represent net income or cash flows from operations as defined by GAAP and does not necessarily indicate that cash flows will be sufficient to fund cash needs. It should not be considered as an alternative to net income as an indicator of the Company’s operating performance or to cash flows as a measure of liquidity. Funds from operations available to common shareholders also does not represent cash flows generated from operating, investing or financing activities as defined by GAAP.